AMENDING AGREEMENT

AMENDING AGREEMENT dated for reference the 30th day of April, 2003

BETWEEN:

TELUS Corporation, a corporation incorporated pursuant to the laws of British Columbia (the "Vendor")

AND:

Viscount Communication and Control Systems Inc., a corporation incorporated pursuant to the laws of British Columbia  (the "Purchaser")

WHEREAS:

A.

The Vendor and Purchaser entered into an Asset Purchase Agreement dated April 15, 2003 (the “APA”); and

B.

The parties wish to make certain amendments to the APA in accordance with the provisions set forth below.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained the parties hereto covenant and agree as follows:

1.

In this Amending Agreement, capitalized terms shall have the meanings ascribed to such terms in the APA, unless otherwise defined herein.

2.

Section 2.1 is hereby amended by removing the reference to “(the “Post-Closing Contingent Payment”)” and replacing it with “(the “Non-Escrow Contingent Payments”)”.

3.

Section 2.2 is hereby deleted and replaced with the following:  “At the closing, the Purchaser will pay the sum of $100,000 plus Sales Taxes (as defined in Section 16.1) to the Vendor and the sum of $200,000 plus Sales Taxes (as defined in Section 16.1) (the “Escrow Amount” to [Morton & Company, Barristers and Solicitors], as escrow agent (the “Escrow Agent”) (these amounts together shall comprise the Initial Payment).

The Escrow Agent shall be appointed by an escrow agreement to be executed by the Escrow Agent and the parties.  Such escrow agreement shall specify that on the first day of every month after the Closing Date (the “Release Date”), the Purchaser and the Vendor shall order the Escrow Agent to release the funds equal to: (i) the number of additional Assigned Contracts as at the Release Date multiplied by $200; plus (ii) Sales Taxes (as defined in Section 16.1); plus or minus (iii) the net amount of any adjustments calculated in accordance with Section 5.1 (each such payment is referred to as a “Release Payment”).  The Release Payments shall be made until the Escrow Amount has been completely released in accordance with the Escrow Agreement.  For the calculation of the first release of Escrow Amount only, “additional” shall mean the number above 500.”

4.

Section 2.3 is hereby deleted and replaced with the following: “Once the Escrow Amount has been completely released in accordance with the Escrow Agreement, on each subsequent Release Date, the Purchaser will pay to the Vendor the Non-Escrow Contingent Payment equal to:  (i) the number of additional Assigned Contracts as at the Release Date multiplied by $160; plus, (ii) Sales Taxes (as defined in Section 16.1); plus or minus, (iii) the net amount of any adjustments calculated in accordance with Section 5.1; minus (iv) the amount drawn down by the Vendor, if any, under the standby letter of credit to be provided by the Purchaser to the Vendor at Closing pursuant to Section 2.4.”.

5.

Section 2.4 is hereby amended by removing all references to “Post-Closing Contingent Payment” and replacing same with “Non-Escrow Contingent Payment”.

6.

Section 3.2 is hereby amended by removing the reference to “Post-Closing Contingent Payment” and replacing same with “Non-Escrow Contingent Payments”.

7.

Section 4.1 is hereby amended by removing the reference to the “30th day of April, 2003” and replacing same with “16th day of May, 2003”, such that the Closing Date will be May 16, 2003.

8.

Section 5.1 is hereby deleted and replaced with the following:  “All revenues and expenses, including prepaid expenses, in respect of the Assigned Contracts will be adjusted (the “Adjustments”) between the Vendor and the Purchaser as at beginning of business the date after the Vendor receives the customer consent and the TCI customer contract becomes an Assigned Contract.  In respect of any period before that time, the Vendor will bear all expenses and receive all revenues relating to the Assigned Contracts and after such time the Purchaser shall bear all expenses and receive all revenues relating to the Assigned Contracts.  The net amount of the Adjustments will be applied against the next applicable Release Payment or Non-Escrow Contingent Payment.”

9.

Section 9.7 is hereby amended by removing “Subject to payment in full by the Purchaser of the Contingent Payment, the” and replacing this phrase with “The”.

10.

A new Section 17.1 shall be inserted, reading as follows:  “Commencing on the date upon which all of the Vendor’s customers of the Business have consented to the assignment of their contracts to the Purchaser (i.e. become Assigned Contracts) or all such customers’ contracts have expired (the “Commencement Date”) and ending two years thereafter, the Vendor shall not directly engage in the business of providing maintenance services on Enterphone Systems (including Enterphone I, Enterphone 1500, Enterphone 2000M, Enterphone 200[0]M-24, Enterphone M-48, Enterphone 2000S-24, Enterphone 2000S-48, Enterphone II, Enterphone III, Enterphone IIIS) which were installed by BC Telecom Inc. prior to 1998 within the territory of British Columbia.  The Vendor shall notify the Purchaser in writing of the Commencement Date.”

11.

Section 12(d) is hereby amended by removing “1500” and replacing same with “600”.

12.

Except to the extent amended by this Amending Agreement, the parties hereby confirm the terms and conditions of the APA.

13.

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, and the laws of Canada applicable therein and shall be treated, in all respects as a British Columbia contract.

14.

This Amending Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed and delivered this Amending Agreement, as of the 30th day of April, 2003.

TELUS Corporation

Per:  /s/ Stephen Lewis

Name: _Stephen Lewis

Title: _VP_____

Viscount Communication and Control Systems Inc.

Per: /s/__Stephen Pineau_____

Name: __Stephen Pineau____

Title: _President___________